Filed pursuant to Rule to 424(b)(2)

Registration Statement No. 333-198735

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 7, 2015.

The Goldman Sachs Group, Inc. $ Leveraged Buffered Basket-Linked Notes due

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (expected to be October 11, 2016) is based on the performance of a weighted basket comprised of the S&P 500® Index (60.00% weighting), the iShares® MSCI EAFE ETF (25.00% weighting), the Russell 2000® Index (10.00% weighting) and the iShares® MSCI Emerging Markets ETF (5.00% weighting) as measured from the trade date (expected to be April 7, 2015) to and including the determination date (expected to be October 5, 2016).  The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) the final underlier level divided by (ii) the initial underlier level (set on the trade date and may be higher or lower than the actual closing level of the basket underlier on the trade date) multiplied by (iii) the applicable initial weighted value for each basket underlier.  If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,111.00 and $1,130.50 for each $1,000 face amount of your notes). If the final basket level declines by up to 10.00% from the initial basket level, you will receive the face amount of your notes. If the final basket level declines by more than 10.00% from the initial basket level, the return on your notes will be negative.  You could lose a substantial portion of your investment in the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level.  On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.5 times (c) the basket return, subject to the maximum settlement amount;

•                  if the basket return is zero or negative but not below -10.00% (the final basket level is equal to or less than the initial basket level but not by more than 10.00%), $1,000; or

•                  if the basket return is negative and is below -10.00% (the final basket level is less than the initial basket level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the basket return plus 10.00% times (b) $1,000.

The return on your notes is linked in part to the performances of the iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE ETF (each of which we refer to as an index fund), and not to the performances of the MSCI Emerging Markets Index or the MSCI EAFE Index (each of which we refer to as an underlying index) on which the index funds are based.  Although the index funds seek results that correspond generally to the performance of their respective underlying index, the index funds follow a strategy of “representative sampling,” which means the index funds’ holdings do not identically correspond to the holdings and weightings of their respective underlying index, and may significantly diverge from their respective underlying index.  Although the index funds generally invest at least 90% of their assets in some of the same securities as those contained in their respective underlying index, they do not hold all of the securities underlying their respective underlying index and may invest the remainder in securities that are not contained in their respective underlying index, or in other types of investments.  Additionally, when the index funds purchase securities not held by their respective underlying index, the index funds may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which their respective underlying index components are not exposed. Therefore, your investment in the notes will not directly track the performance of the underlying indices and there may be significant variation between the performance of the index funds and the underlying indices on which they are based.

Declines in one basket underlier may offset increases in the other basket underlier. Due to the unequal weighting of each basket underlier, the performance of the S&P 500® Index will have a significantly larger impact on your return on the notes than the performance of the iShares® MSCI EAFE ETF, the Russell 2000® Index or the iShares® MSCI Emerging Markets ETF. Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page PS-14.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $965 and $995 per $1,000 face amount, which will be less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $       per $1,000 face amount, which will exceed the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through                   .

Original issue date:	expected to be April 10, 2015	Original issue price:	100.00% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement No.           dated         , 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Product supplement no. 3136 dated September 15, 2014

•                  General terms supplement dated September 26, 2014

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement” mean the accompanying general terms supplement, dated September 26, 2014, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 3136” mean the accompanying product supplement no. 3136, dated September 15, 2014, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-35 of the accompanying product supplement no. 3136 and “Supplemental Terms of the Notes” on page S-13 of the accompanying general terms supplement. Please note that certain features, as noted below, described in the accompanying product supplement no. 3136 and general terms supplement are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 3136 or the accompanying general terms supplement.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Basket underliers: the S&P 500® Index (Bloomberg symbol, “SPX Index”), as published by S&P Dow Jones Indices LLC (“S&P”); the iShares® MSCI EAFE ETF (Bloomberg symbol, “EFA UP Equity”); the Russell 2000® Index (Bloomberg symbol, “RTY Index”), as published by the Russell Investment Group (“Russell”); and the iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM”); see “The Basket and the Basket Underliers” on page PS-21

Basket indices: the S&P 500® Index and the Russell 2000® Index

Basket funds: the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF

Underlying index of the iShares® MSCI EAFE ETF: the MSCI EAFE Index

Underlying index of the the iShares® MSCI Emerging Markets ETF: the MSCI Emerging Markets Index

Specified currency:  U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 3136:

•                  type of notes: notes linked to basket of underliers

•                  exchange rates: not applicable

•                  buffer level: yes, as described below

•                  cap level: yes, as described below

•                  averaging dates: not applicable

•                  interest: not applicable

•                  redemption right or price dependent redemption right: not applicable

Face amount:  each note will have a face amount of $1,000; $            in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways.  The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount.

Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-16 of this pricing supplement

Supplemental discussion of federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket underliers, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to final Treasury regulations, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes (including payment at maturity) made before January 1, 2017.

Cash settlement amount: for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•                  if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the basket return;

•                  if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

•                  if the final basket level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial basket level: 100

Initial weighted value:  the initial weighted value for each of the basket underliers is expected to equal the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
S&P 500® Index	60.00%
iShares® MSCI EAFE ETF	25.00%
Russell 2000® Index	10.00%
iShares® MSCI Emerging Markets ETF	5.00%

Initial S&P 500® Index level (to be set on the trade date and may be higher or lower than the actual closing level of such basket underlier on the trade date):

Initial iShares® MSCI EAFE ETF level (to be set on the trade date and may be higher or lower than the actual closing level of such basket underlier on the trade date):

Initial Russell 2000® Index level (to be set on the trade date and may be higher or lower than the actual closing level of such basket underlier on the trade date):

Initial iShares® MSCI Emerging Markets ETF level (to be set on the trade date and may be higher or lower than the actual closing level of such basket underlier on the trade date):

Final S&P 500® Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes —

Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Final iShares® MSCI EAFE ETF level:  the closing level of such basket underlier on the determination date, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-24 of the accompanying general terms supplement, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-24 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Final Russell 2000® Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Final iShares® MSCI Emerging Markets ETF level:  the closing level of the underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-24 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Final basket level:  the sum of the following:  (1) the final S&P 500® Index level divided by the initial S&P 500® Index level, multiplied by the initial weighted value of the S&P 500® Index plus (2) the final iShares® MSCI EAFE ETF level divided by the initial iShares® MSCI EAFE ETF level, multiplied by the initial weighted value of the iShares® MSCI EAFE ETF plus (3) the final Russell 2000® Index level divided by the initial Russell 2000® Index level, multiplied by the initial weighted value of the Russell 2000® Index plus (4) the final iShares® MSCI Emerging Markets ETF level divided by the initial iShares® MSCI Emerging Markets ETF level, multiplied by the initial weighted value of the iShares® MSCI Emerging Markets ETF

Basket return:  the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Upside participation rate: 150.00%

Cap level (to be set on the trade date): expected to be between 107.40% and 108.70% of the initial basket level

Maximum settlement amount (to be set on the trade date): expected to be between $1,111.00 and $1.130.50

Buffer level: 90.00% of the initial basket level

Buffer amount: 10.00%

Buffer rate: 100.00%

Trade date: expected to be April 7, 2015

Original issue date (settlement date) (to be set on the trade date):  expected to be April 10, 2015

Stated maturity date (to be set on the trade date): expected to be October 11, 2016, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-13 of the accompanying general terms supplement

Determination date (to be set on the trade date): expected to be October 5, 2016, subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” on page S-14 of the accompanying general terms supplement

No interest:  the offered notes will not bear interest

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:  the offered notes will not be subject to redemption right or price dependent redemption right

Closing level:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-27 of the accompanying general terms supplement.

Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-27 of the accompanying general terms supplement

Trading day:  as described under “Supplemental Terms of the Notes —  Special Calculation Provisions — Trading Day” on page S-27 of the accompanying general terms supplement

Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-40 of the accompanying product supplement no. 3136

ERISA:  as described under “Employee Retirement Income Security Act” on page S-49 of the accompanying product supplement no. 3136

Supplemental plan of distribution:  as described under “Supplemental Plan of Distribution” on page S-50 of the accompanying product supplement no. 3136; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $         .

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of     % of the face amount.

We expect to deliver the notes against payment therefor in New York, New York on April 10, 2015, which is expected to be the third scheduled business day following the date of this pricing supplement and of the pricing of the notes.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.: 38147QYY6

ISIN no.: US 38147QYY69

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table, examples and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date.  The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the basket underliers and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	150.00%
Initial basket level	100
Cap level	107.40% of the initial basket level
Maximum settlement amount	$1,111.00
Buffer level	90.00% of the initial basket level
Buffer rate	100.00%
Buffer amount	10.00%

Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

No change in or affecting (i) any of the underlier stocks, (ii) the methods by which any underlier sponsor calculates the basket index or the underlying index for a basket fund or (iii) the policies of the investment advisor of either basket fund

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial S&P 500® Index level, the initial iShares® MSCI EAFE ETF level, the initial Russell 2000® Index level, or the initial iShares® MSCI Emerging Markets ETF level that will serve as the baselines for determining the basket return and the amount that we will pay on your notes at maturity. We will not do so until the trade date.  As a result, the actual initial S&P 500® Index level, the actual initial iShares® MSCI EAFE ETF level, the actual initial Russell 2000® Index level and the actual initial iShares® MSCI Emerging Markets ETF level may differ substantially from the current level of such basket underlier prior to the trade date and may be higher or lower than the actual closing level of each basket underlier on the trade date. They may also differ substantially from the level of such basket underlier at the time you purchase your notes.

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this pricing supplement.  For information about the historical level of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below.  Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level	Hypothetical Cash Settlement Amount
(as Percentage of Initial Basket Level)	(as Percentage of Face Amount)
200.000%	111.100%
175.000%	111.100%
150.000%	111.100%
140.000%	111.100%
130.000%	111.100%
120.000%	111.100%
107.400%	111.100%
105.000%	107.500%
103.000%	104.500%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
75.000%	85.000%
50.000%	60.000%
25.000%	35.000%
0.000%	10.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 35.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 65.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 150.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 111.100% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 107.400% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 107.400% (the section right of the 107.400% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical cash settlement amount at maturity, on each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The levels in Column A represent the hypothetical initial level for each basket underlier, and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1:  The final basket level is greater than the cap level.  The cash settlement amount equals the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	2,000.00	3,000.00	150.00%	60.00	90.00
iShares® MSCI EAFE ETF	60.00	90.00	150.00%	25.00	37.50
Russell 2000® Index	1,200.00	1,800.00	150.00%	10.00	15.00
iShares® MSCI Emerging Markets ETF	40.00	60.00	150.00%	5.00	7.50

			Final Basket Level:		150.00
			Basket Return:		50.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00.  Since the hypothetical final basket level was determined to be 150.00, the hypothetical cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,111.00 of each $1,000 face amount of your notes (i.e. 111.100% of each $1,000 face amount of your notes).

Example 2:  The final basket level is greater than the initial basket level but less than the cap level.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	2,000.00	2,100.00	105.00%	60.00	63.00
iShares® MSCI EAFE ETF	60.00	63.00	105.00%	25.00	26.25
Russell 2000® Index	1,200.00	1,260.00	105.00%	10.00	10.50
iShares® MSCI Emerging Markets ETF	40.00	42.00	105.00%	5.00	5.25

			Final Basket Level:		105.000
			Basket Return:		5.000%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00.  Since the hypothetical final basket level was determined to be 105.000, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 150.00% × 5.000%) = $1,075.00

Example 3:  The final basket level is less than the initial basket level, but greater than the buffer level.  The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	2,000.00	1,900.00	95.00%	60.00	57.00
iShares® MSCI EAFE ETF	60.00	57.00	95.00%	25.00	23.75
Russell 2000® Index	1,200.00	1,140.00	95.00%	10.00	9.50
iShares® MSCI Emerging Markets ETF	40.00	38.00	95.00%	5.00	4.75

			Final Basket Level:		95.00
			Basket Return:		-5.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00.  Since the hypothetical final basket level of 95.00 is greater than the buffer level of 90.00% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 4:  The final basket level is less than the buffer level.  The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	2,000.00	1,000.00	50.00%	60.00	30.00
iShares® MSCI EAFE ETF	60.00	60.00	100.00%	25.00	25.00
Russell 2000® Index	1,200.00	1,200.00	100.00%	10.00	10.00
iShares® MSCI Emerging Markets ETF	40.00	44.00	110.00%	5.00	5.50

			Final Basket Level:		70.50
			Basket Return:		-29.50%

In this example, the hypothetical final level of the S&P 500® Index is less than its hypothetical initial level, while the hypothetical final levels of the iShares® MSCI EAFE ETF and Russell 2000® Index are equal to their applicable hypothetical initial levels and the hypothetical final levels of the iShares® MSCI Emerging Markets ETF is greater than its applicable initial level.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by a decrease in the more heavily weighted basket underlier.  In this example, the large decline in the S&P 500® Index results in the hypothetical final basket level being less than the buffer level of 90.00% of the initial basket level even though the iShares® MSCI EAFE ETF and the Russell 2000® Index remained flat and the iShares® MSCI Emerging Markets ETF increased.

Since the hypothetical final basket level of 70.50 is less than the buffer level of 90.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 100.00% × (-29.50% + 10.00%)) = $805.00

Example 5:  The final basket level is less than the buffer level.  The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	2,000.00	1,000.00	50.00%	60.00	30.00
iShares® MSCI EAFE ETF	60.00	30.00	50.00%	25.00	12.50
Russell 2000® Index	1,200.00	600.00	50.00%	10.00	5.00
iShares® MSCI Emerging Markets ETF	40.00	20.00	50.00%	5.00	2.50

			Final Basket Level:		50.00
			Basket Return:		-50.00%

In this example, the hypothetical final levels for all of the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00.  Since the hypothetical final basket level of 50.00 is less than the buffer level of 90.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 100.00% × (-50.00% + 10.00%)) = $600.00

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 3136.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the initial level of each basket underlier, the cap level and the maximum settlement amount, which we will set on the trade date, and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the tables, examples and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014, the accompanying prospectus supplement dated September 15, 2014, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement, and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 3136.  You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, the accompanying general terms supplement, dated September 26, 2014, and the accompanying product supplement no. 3136, dated September 15, 2014, of The Goldman Sachs Group, Inc.  Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked.  You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the trade date is set forth on the cover of this pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models. As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover. Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this pricing supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 3136.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 3136.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other than the Determination Date

The final basket level will be based on the closing levels of the basket underliers on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers.  Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

You May Lose a Substantial Portion of Your Investment in the Notes

You can lose a substantial portion of your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of a weighted basket comprised of the S&P 500® Index, the iShares® MSCI EAFE ETF , the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the buffer rate times the sum of the basket return plus the buffer amount times $1,000. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level, which will be set on the trade date.  The maximum settlement amount will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket underliers.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underlier

Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.  In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underliers. In particular, due to the weighting of the S&P 500® Index in the basket relative to the other basket underliers, any decrease in the S&P 500®  Index will have a significantly larger impact on your return on the notes than any proportional increase in the other basket underliers.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in your notes will not make you a holder of any of the basket underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights with respect to the basket underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to the face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Policies of an Underlier Sponsor and Changes that Affect a Basket Index or An Underlying Index or the Underlier Stocks Comprising a Basket Underlier or an Underlying Index, Could Affect the Cash Settlement Amount on the Stated Maturity Date and the Market Value of Your Notes

The policies of an underlier sponsor concerning the calculation of the level of a basket index and each underlying index, additions, deletions or substitutions of the underlier stocks comprising such basket index or underlying index, and the manner in which changes affecting the underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of a basket index or underlying index, could affect the level of the applicable basket index or underlying index and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if an underlier sponsor changes these policies, for example, by changing the manner in which it calculates the level of the applicable basket index or underlying index, or if any underlier sponsor discontinues or suspends calculation or publication of the level of the applicable basket index or underlying index, in which case it may become difficult to determine the market value of your notes. If events such as these occur on the determination date, the calculation agent may determine the closing level of the applicable basket index or underlying index on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the levels of the basket underliers on the determination date and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of a Basket Underlier” on page S-23 and “— Role of Calculation Agent” on page S-24 of the accompanying general terms supplement.

The Policies of the Investment Advisors of the Basket Funds Could Affect the Amount Payable on Your Notes and Their Market Value

The investment advisor of any basket fund (or trustee of a basket fund that is a unit investment trust) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies concerning the calculation of the net asset value of that basket fund, additions, deletions or substitutions of securities in that basket fund and the manner in which changes affecting the underlying index for that basket fund are reflected in that basket fund that could affect the market price of the shares of that basket fund, and therefore, the cash settlement amount payable on your notes on the maturity date. The cash settlement amount payable on your notes and their market value could also be affected if that investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of that basket fund, or if that investment advisor discontinues or suspends calculation or publication of the net asset value of that basket fund, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co. — may determine the closing level of that basket fund on the determination date — and thus the amount payable on the maturity date — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the levels of the basket underliers on the determination date and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of a Basket Underlier” on page S-23 and “— Role of Calculation Agent” on page S-24 of the accompanying general terms supplement.

In addition, the underlier sponsor of the underlying index of any basket fund owns each underlying index and is responsible for the design and maintenance of that underlying index. The policies of an underlier sponsor concerning the calculation of a particular underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in that underlying index, could affect the level of that underlying index and, consequently, could affect the market prices of shares of the related basket fund and, therefore, the cash settlement amount payable on your notes and their market value.

There Are Risks Associated With Each of the Basket Funds

Although the shares of both the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF are listed for trading on the NYSE Arca, Inc. (the “NYSE Arca”), a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, and there is no assurance that an active trading market will continue for the shares of any basket fund or that there will be liquidity in the trading market.

In addition, each basket fund is subject to management risk, which is the risk that the basket fund investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, a basket fund investment advisor may select a portion of such basket fund’s assets to be invested in securities that are not included in its underlying index.  No basket fund is actively managed and each basket fund may be affected by a general decline in market segments relating to the respective underlying index.  Each basket fund investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  The basket fund investment advisors do not attempt to take defensive positions in declining markets.

In addition, the basket funds are subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Each Basket Fund and Each Underlying Index are Different and the Performance of Each Basket Fund May Not Correlate With the Performance of its Underlying Index

The iShares® MSC EAFE ETF and iShares® MSCI Emerging Markets ETF use a representative sampling strategy (more fully described under “The Basket Underliers — iShares® MSC EAFE ETF and iShares® MSCI Emerging Markets ETF”) to attempt to track the performance of its underlying index. The iShares® MSC EAFE ETF and iShares® MSCI Emerging Markets ETF may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performances of the iShares® MSC EAFE ETF and iShares® MSCI Emerging Markets ETF are generally linked to the performance of its underlying index, the performances of the iShares® MSC EAFE ETF and iShares® MSCI Emerging Markets ETF are also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with its underlier investment advisor.

Imperfect correlation between a basket fund’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of a basket fund’s performance from that of its underlying index.

In addition, the performance of each basket fund will reflect additional transaction costs and fees that are not included in the calculation of the applicable underlying index and this may increase the tracking error of such basket fund. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between each basket fund and its underlying index. Finally, because the shares of each basket fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of a basket fund may differ from the net asset value per share of that basket fund.

For all of the foregoing reasons, the performance of each basket fund may not correlate with the performance of its underlying index. Consequently, the cash settlement amount payable on your notes will not be the same as investing directly in each basket fund or in each underlying index or in any of the underlier stocks or in any of the underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of each underlying index.

Investment in the Offered Notes Is Subject to Risks Associated With Foreign Securities Markets

You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the basket funds may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The basket funds hold assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the basket funds that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of a basket fund may not increase even if the non-dollar value of the asset held by such basket fund increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•                  existing and expected rates of inflation;

•                  existing and expected interest rate levels;

•                  the balance of payments among countries;

•                  the extent of government surpluses or deficits in the relevant foreign country and the United States; and

•                  other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and levels of the basket funds could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there will be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136. You should consult your tax advisor about this matter.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

The Treasury Department has issued proposed regulations under which amounts paid or deemed paid on certain financial instruments that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon sale, exchange or maturity of your notes, could be collected via withholding. The proposed regulations, if finalized in their current form, would apply to payments made or deemed made on or after January 1, 2016. In a recently published notice, the Internal Revenue Service and the Treasury Department announced their intent that the proposed regulations, if finalized, would only apply to financial instruments that are issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, should not apply to the notes. As significant aspects of  the application of these regulations to the notes are uncertain, depending upon the exact content of any final regulations, we may be required to withhold such taxes if any dividends are paid on any ETFs included in the basket during the term of the notes. We could also require you to make certifications prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld. You should consult your tax advisor concerning the potential application of these regulations (or subsequent regulations and other official guidance) to payments you receive on the notes and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Your Notes May Be Subject to the Constructive Ownership Rules

Because the ETFs included in the basket constitute a “pass-thru entity” under Section 1260 of the Internal Revenue Code, it is possible that all or a portion of your gain could be recharacterized as ordinary income and subject to an interest charge. Please see “Supplemental Discussion of Federal Income Tax Consequences — United States Holders — Alternative Treatments” in the accompanying product supplement no. 3136 for a more detailed discussion.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of six basket underliers with the following initial weights within the basket:  the S&P 500® Index (60.00%), the iShares® MSCI EAFE ETF (25.00% weighting), the Russell 2000® Index (10.00% weighting), and the iShares® MSCI Emerging Markets ETF (5.00% weighting).

The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC.

The underlier sponsor has announced that it expects that, effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the S&P 500® Index.  Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the S&P 500® Index while a second listed share class line of the same company is excluded.

As of March 16, 2015, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.54%), Consumer Staples (9.64%), Energy (7.86%), Financials (16.35%), Health Care (15.13%), Industrials (10.32%), Information Technology (19.70%), Materials (3.20%), Telecommunication Services (2.29%) and Utilities (2.97%).  (Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The above information supplements the description of the S&P 500® Index found in the accompanying general terms supplement. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the S&P 500® Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-37 of the accompanying general terms supplement.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by The Goldman Sachs Group, Inc. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman.  Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

The iShares® MSCI EAFE ETF

The shares of the iShares® MSCI EAFE ETF are issued by iShares® Trust, a registered investment company.

The MSCI EAFE ETF is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index (the “underlying index”). BlackRock Fund Advisors (“BFA”) serves as the index fund investment advisor to the MSCI EAFE ETF. The MSCI EAFE ETF’s shares trade on the NYSE Arca under the ticker symbol “EFA”. The MSCI EAFE ETF’s inception date was August 14, 2001.

We obtained the following fee information from the iShares® website without independent verification. The MSCI EAFE ETF investment advisor is entitled to receive a management fee from the MSCI EAFE ETF based on the MSCI EAFE ETF’s allocable portion of an aggregate management fee based on of the average daily net assets of the MSCI EAFE ETF and a set of other specified iShares® funds as follows: 0.35% per annum of aggregate net assets of the funds less than or equal to $30.0 billion, plus 0.32% per annum of the aggregate net assets of the funds on amounts in excess of $30.0 billion up to $60.0 billion, plus 0.28% per annum of the aggregate net assets of the funds on amounts in excess of $60.0 billion up to $90.0 billion, plus 0.252% per annum of the aggregate net assets of the funds on amounts in excess of $90.0 billion. As of December 31, 2014, the aggregate expense ratio of the fund was 0.33% per annum.

For additional information regarding iShares® Trust or BFA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N-CSR for the period ended January 31, 2014) and other information iShares® Trust files with the SEC. In addition, information regarding the MSCI EAFE ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at http://us.ishares.com/product_info/fund/overview/ EFA.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective

The MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The MSCI EAFE ETF’s investment objective and the underlying index may be changed without the approval of BFA’s shareholders.

The following table displays the top holdings and weightings by industry sector of the MSCI EAFE ETF. (Sector designations are determined by the basket index fund investment advisor using criteria it has selected or developed. The basket index fund and the underlying index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between the basket index fund or the underlying index may reflect differences in methodology as well as actual differences in the sector composition of the index fund or the underlying index.) We obtained the information in the tables below from the basket index fund website without independent verification.

iShares® MSCI EAFE ETF Top Ten Holdings as of March 16, 2015

Fund Stock Issuer	Percentage (%)

NESTLE SA	1.88%
NOVARTIS AG	1.74%
TOYOTA MOTOR CORP	1.43%
ROCHE HOLDING AG	1.43%
HSBC HOLDINGS PLC	1.23%
BAYER AG	0.98%
SANOFI SA	0.90%
COMMONWEALTH BANK OF AUSTRALIA	0.88%
GLAXOSMITHKLINE PLC	0.87%
ROYAL DUTCH SHELL PLC-A SHS	0.87%
Total	12.21%

iShares® MSCI EAFE ETF Weighting by Sector as of March 16, 2015*

Sector	Percentage (%)

Financials	25.65%
Industrials	12.75%
Consumer Discretionary	13.22%
Consumer Staples	11.14%
Health Care	11.30%
Materials	7.42%
Energy	4.92%
Information Technology	4.82%
Telecommunications	4.67%
Utilities	3.49%
Cash and/or Derivatives	0.60%
Total	99.98%

* Percentages may not sum to 100% due to rounding.

iShares® MSCI EAFE ETF Weighting by Country as of March 16, 2015*

Country	Percentage (%)

Japan	22.21%
United Kingdom	19.87%
France	9.71%
Germany	9.58%
Switzerland	9.08%
Australia	7.23%
Spain	3.34%
Sweden	3.12%
Hong Kong	3.04%
Netherlands	2.76%
Italy	2.29%
Denmark	1.58%
Singapore	1.41%
Belgium	1.31%
Other	3.48%
Total	100.01%

* Percentages may not sum to 100% due to rounding.

Representative Sampling

BFA uses a representative sampling strategy to attempt to track the performance of the underlying index. For the MSCI EAFE ETF,

this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the underlying index. The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the underlying index.

The MSCI EAFE ETF generally invests at least 90% of its assets in the securities of the underlying index and in depositary receipts representing securities of the underlying index. The MSCI EAFE ETF may invest the remainder of its assets in securities not included in the underlying index, but which BFA believes will help the MSCI EAFE ETF track the underlying index. The MSCI EAFE ETF may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA. Also, the MSCI EAFE ETF may lend securities representing up to one-third of the value of the MSCI EAFE ETF’s total assets (including the value of the collateral received).

Tracking Error

The performance of the MSCI EAFE ETF and the underlying index may vary due to a variety of factors, including differences between the MSCI EAFE ETF’s assets and the underlying index, pricing differences, transaction costs, the MSCI EAFE ETF’s holding of cash, differences in timing of the accrual of dividends and differences between the MSCI EAFE ETF’s portfolio and the underlying index resulting from new or existing legal restrictions that apply to the MSCI EAFE ETF but not to the underlying index or to investors using a representative sampling strategy, in general.  BFA expects that, over time, the MSCI EAFE ETF’s tracking error will not exceed 5%. The MSCI EAFE ETF’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the basket index fund used an indexing strategy in which an index fund invests in substantially all of the securities in the underlying index in approximately the same proportions as in the underlying index.

As of February 28, 2015, iShares reported the following average annual returns on the market price of the MSCI EAFE ETF’s shares and the underlying index.  The market price of the MSCI EAFE ETF’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date.  MSCI EAFE ETF shares: 1 year, -0.29; 3 years, 9.43; 5 years, 7.59; 10 years, 4.70; since inception, 5.71; underlying index: 1 year, -0.03; 3 years, 9.41; 5 years, 7.78; 10 years, 4.84; since MSCI EAFE ETF inception, 5.80.

Industry Concentration Policy

The MSCI EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the underlying index is concentrated in that industry or group of industries.

Creation Units

The MSCI EAFE ETF issues and redeems shares at its net asset value per share only in blocks of 600,000 shares or multiples thereof (“creation units”). As a practical matter, only institutions, market makers or large investors purchase or redeem creation units. These transactions are usually effected in exchange for a basket of securities that generally corresponds pro rata to the MSCI EAFE ETF’s portfolio and an amount of cash. Except when aggregated in creation units, shares of the MSCI EAFE ETF are not redeemable securities. Redemptions of creation units may cause temporary dislocations in tracking errors.

Share Prices

The approximate value of one share of the MSCI EAFE ETF is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the MSCI EAFE ETF is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the MSCI EAFE ETF. The MSCI EAFE ETF is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no representation or warranty as to its accuracy iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A.

(“BITC”).  The securities are not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI EAFE Index is the exclusive property of MSCI Inc. (“MSCI”).  The Goldman Sachs Group, Inc.’s notes are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such securities.

The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investment Group (“Russell”), and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.”

Russell will evaluate multiple share classes of a company independently for inclusion in the Russell 2000® Index. In order for a share class to be included independently of the company’s primary vehicle, it must meet market capitalization, average daily dollar trading value and float requirements.  Where an additional share class does not meet the requirements, the shares will be aggregated with the primary vehicle.  If a company distributes an additional share class to existing shareholders through a mandatory corporate action or to the public through an IPO, the additional share class will be reviewed for independent inclusion at the time of distribution and if the share class is not eligible at the time of distribution, it will be reviewed again for independent inclusion at the next reconstitution.

As of March 3, 2015, the 2,000 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses):Consumer Discretionary (14.54%), Consumer Staples (2.89%), Financial Services (24.80%), Health Care (15.47%), Materials & Processing (6.62%), Other Energy (3.17%), Producer Durables (13.17%), Technology (14.88%), and Utilities (4.45%). (Sector designations are determined by the underlier sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The above information supplements the description of the basket underlier found in the accompanying general terms supplement. This information was derived from information prepared by the underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the basket underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “Russell 2000® Index” on page S-55 of the accompanying general terms supplement.

The Russell 2000® Index is a trademark of Russell Investment Group (“Russell”) and has been licensed for use by The Goldman Sachs Group, Inc.. The securities are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the securities.

The iShares® MSCI Emerging Markets ETF

The shares of the iShares® MSCI Emerging Markets ETF are issued by iShares, Inc., a registered investment company. The iShares® MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM”.  BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the iShares® MSCI Emerging Markets ETF.

The following tables display the top holdings and weighting by sector and country of the basket underlier.  This information has been obtained from the iShares website without independent verification.

iShares® MSCI Emerging Markets ETF Stock Weighting by Country as of March 16, 2015*

Country:	Percentage (%)**

China	22.28%
Korea (South)	14.99%
Taiwan	13.03%
India	7.80%
South Africa	7.78%
Brazil	7.19%
Mexico	4.82%
Malaysia	3.53%
Russian Federation	3.51%
Indonesia	2.76%
Thailand	2.34%
Turkey	1.48%
Poland	1.45%
Philippines	1.40%
Chile	1.37%
Other	3.95%

iShares® MSCI Emerging Markets ETF Stock Weighting by Sector as of March 16, 2015*

Sector	Percentage (%)**

Financials	28.20%
Information Technology	19.44%
Energy	7.55%
Consumer Discretionary	9.27%
Consumer Staples	7.98%
Materials	7.04%
Telecommunication Services	7.58%
Industrials	6.64%
Utilities	3.29%
Health Care	2.33%

iShares® MSCI Emerging Markets ETF Top Ten Constituents as of March 16, 2015*

Name	Percentage (%)

SAMSUNG ELECTRONICS LTD	3.80%
TAIWAN SEMICONDUCTOR MANUFAC	3.01%
TENCENT HOLDINGS LTD	2.38%
CHINA MOBILE LTD	2.14%
CHINA CONSTRUCTION BANK-H	1.57%
NASPERS LTD-N SHS	1.48%
IND & COMM BK OF CHINA-H	1.40%
BANK OF CHINA LTD.	1.19%
HON HAI PRECISION INDUSTRY LTD	0.92%
INFOSYS LTD	0.88%
Total	18.77%

*A list of constituent stocks can be found at http://us.iShares.com/product_info/fund/overview/EEM.htm

**Percentages may not sum to 100% due to rounding.

The above information supplements the description of the basket underlier found in the accompanying general terms supplement. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the basket underlier, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — The iShares® MSCI Emerging Markets ETF” on page S-78 of the accompanying general terms supplement.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”).  The securities are not sponsored, endorsed, sold, or promoted by BITC.  BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Indexes are the exclusive property of MSCI Inc. (“MSCI”).  The securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such securities.

Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers.  We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers.  The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each basket underlier from April 6, 2005 through April 6, 2015. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.  Although the official closing levels of the Russell 2000® Index are published to six decimal places by the index sponsor, Bloomberg Financial Services reports the levels of the Russell 2000® Index to fewer decimal places.

Historical Basket Levels

The following graph is based on the basket closing level for the period from April 6, 2005 through April 6, 2015 assuming that the basket closing level was 100 on April 6, 2005.  We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date.  The basket closing level has been normalized such that its hypothetical level on April 6, 2005 was 100.  As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date.  The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Basket Performance

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

		$ The Goldman Sachs Group, Inc. Leveraged Buffered Basket-Linked Notes due Goldman, Sachs & Co.

Summary Information	PS-2
Hypothetical Examples	PS-6
Additional Risk Factors Specific to Your Notes	PS-14
The Basket and the Basket Underliers	PS-21

Product Supplement No. 3136 dated September 15, 2014

Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-42
Employee Retirement Income Security Act	S-49
Supplemental Plan of Distribution	S-50

General Terms Supplement dated September 26, 2014

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-13
The Underliers	S-33
S&P 500® Index	S-37
MSCI Indices	S-42
Hang Seng China Enterprises Index	S-50
Russell 2000® Index	S-55
FTSE® 100 Index	S-62
EURO STOXX 50® Index	S-67
TOPIX	S-73
The Dow Jones Industrial AverageSM	S-78
The iShares® MSCI Emerging Markets ETF	S-81

Prospectus Supplement dated September 15, 2014

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26

Prospectus dated September 15, 2014

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	39
Description of Purchase Contracts We May Offer	56
Description of Units We May Offer	61
Description of Preferred Stock We May Offer	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	75
Legal Ownership and Book-Entry Issuance	80
Considerations Relating to Floating Rate Debt Securities	85
Considerations Relating to Indexed Securities	87
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	88
United States Taxation	91
Plan of Distribution	114
Conflicts of Interest	117
Employee Retirement Income Security Act	118
Validity of the Securities	119
Experts	119
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	120
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	120